Exhibit 99.1

Shareholder Relations                 NEWS RELEASE
288 Union Street
Rockland, Ma. 02370

INDEPENDENT BANK CORP. REPORTS THIRD QUARTER NET INCOME OF $42.9 MILLION
Results marked by higher revenues, increased credit provision, and deposit growth

Rockland, Massachusetts (October 17, 2024) - Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced 2024 third quarter net income of $42.9 million, or $1.01 per diluted share, compared to 2024 second quarter net income of $51.3 million, or $1.21 per diluted share. The decline in net income was largely attributable to an increase in the Company’s loan loss provision compared to the prior quarter, partially mitigated by higher revenue levels. The increased loan loss provision was primarily attributable to a reserve allocation associated with one commercial real estate loan, while total levels of criticized and classified loans remained stable.

The Company generated a return on average assets of 0.88% and a return on average common equity of 5.75% for the third quarter of 2024, as compared to 1.07% and 7.10%, respectively, for the prior quarter.
“Our employees continue to provide outstanding service to our clients, resulting in continued improvement over many core elements of the bank, as evidenced by strong tangible book value growth, margin expansion, and core deposit growth for the third quarter,” said Jeffrey Tengel, the Chief Executive Officer of Independent Bank Corp. and Rockland Trust Company. “In addition, we believe that we are well positioned to improve profitability with expectations of future Federal Reserve interest rate cuts.”

BALANCE SHEET

Total assets of $19.4 billion at September 30, 2024 remained essentially flat when compared to the prior quarter and increased $40.0 million, or 0.21% when compared to September 30, 2023 levels, with the change compared to the year ago period reflecting a healthy remix of assets from securities into loans.

Total loans at September 30, 2024 of $14.4 billion decreased slightly by $40.1 million, or 0.3% (1.1% annualized), compared to the prior quarter level. This decrease was driven primarily by continued restraint on commercial real estate and construction portfolio growth combined with lower levels of commercial and industrial line utilization despite strong origination volume. On the consumer side, the total loan portfolio grew $18.5 million, or 0.5% (2.0% annualized), from the prior quarter, reflecting increased home equity utilization. Small business lending remains a focal point with the portfolio having grown by 10.1% from a year ago.

Average deposits for the third quarter increased by $330.0 million, or 2.2% (8.74% annualized), as compared to the prior quarter average balances, while period end balances of $15.4 billion at September 30, 2024 increased by $31.4 million, or 0.2%, from June 30, 2024, reflecting strong growth in business checking balances offset by reductions in municipal deposits. Overall core deposits represented 81.7% of total deposits at September 30, 2024, as compared to 81.9% at June 30, 2024. Total noninterest bearing demand deposits grew by 2.3% versus the prior quarter and represent 29.3% of total deposits at September 30, 2024, compared to 28.7% at

June 30, 2024. The total cost of deposits for the third quarter increased 9 basis points to 1.74% compared to the prior quarter.

In conjunction with deposit growth during the quarter, total period end borrowings declined by $30.0 million, or 4.3%, during the third quarter of 2024, while average borrowings decreased $334.2 million for the quarter, or 32.8%. As such, the overall cost of funding increased by only 1 basis point to 1.86% during the third quarter as increased deposit costs were mitigated by reductions in wholesale borrowing costs.

The securities portfolio balances remained flat at September 30, 2024 compared to June 30, 2024, as new purchases of $47.8 million and unrealized gains of $36.7 million in the available for sale portfolio were offset by maturities, calls and paydowns. Total securities represented 14.2% of total assets at both September 30, 2024 and June 30, 2024.

Stockholders’ equity at September 30, 2024 increased $57.9 million, or 2.0%, compared to June 30, 2024, driven by strong earnings retention as well as unrealized gains on the available for sale investment securities portfolio and interest rate derivative valuations included in other comprehensive income. The Company’s ratio of common equity to assets of 15.34% at September 30, 2024 represented an increase of 30 basis points from June 30, 2024 and an increase of 44 basis points from September 30, 2023. The Company’s book value per share increased by $1.34, or 1.9%, to $70.08 at September 30, 2024 as compared to the prior quarter. The Company’s tangible book value per share at September 30, 2024 rose by $1.38, or 3.1%, from the prior quarter to $46.57, and has grown by 9.3% from the year ago period. The Company’s ratio of tangible common equity to tangible assets of 10.75% at September 30, 2024 represented an increase of 33 basis points from the prior quarter and an increase of 51 basis points from the year ago period. Please refer to Appendix A for a detailed reconciliation of Non-GAAP balance sheet metrics.

NET INTEREST INCOME

Net interest income for the third quarter of 2024 increased to $141.7 million as compared to $137.9 million for the prior quarter. The net interest margin of 3.29% increased 4 basis points when compared to the prior quarter, driven primarily by higher loan yields and securities cash flow deployment, combined with stable overall funding costs.

NONINTEREST INCOME

Noninterest income of $33.5 million for the third quarter of 2024 represented an increase of $1.2 million, or 3.8%, as compared to the prior quarter. Significant changes in noninterest income for the third quarter of 2024 compared to the prior quarter included the following:

•Deposit account fees increased by $447,000, or 7.1%, due primarily to increased overdraft and cash management activity.

•Interchange and ATM fees increased by $217,000, or 4.6%, driven by increased transaction volume during the third quarter of 2024.

•Total assets under administration rose by $290.6 million, or 4.2%, during the quarter to a record level of $7.2 billion at September 30, 2024. The related increase in management fee income was offset partially by a reduction in seasonal tax preparation fees and insurance commissions recognized during the second quarter, resulting in a slight increase in overall investment and advisory income for the third quarter.

•Mortgage banking income decreased by $348,000, or 26.4%, despite higher origination volumes, as a significant portion of the quarter end pipeline remained in an interest rate floating position, affecting the timing of the recognition of the associated expected gain.

•Loan level derivative income rose by $652,000, or 137.8%, reflecting increased customer demand in light of changes in the macroeconomic environment.

•Other noninterest income increased by $199,000, or 3.1%, driven primarily by increased gains on equity securities, partially offset by reduced loan fees and lower FHLB dividend income.

NONINTEREST EXPENSE

Noninterest expense of $100.4 million for the third quarter of 2024 represented an increase of 0.8%, or $829,000, as compared to the prior quarter. Significant changes in noninterest expense for the third quarter compared to the prior quarter included the following:

•Salaries and employee benefits increased by $2.9 million, or 5.15%, as compared to the prior quarter, fueled primarily by outsized interest rate-driven valuation fluctuations on the Company’s split-dollar bank-owned life insurance policies, which resulted in a $1.7 million increase in expense as compared to the prior quarter. Other increases were attributable to timing on retirement contributions and increased base salary costs.

•Occupancy and equipment expenses increased by $262,000, or 2.1%, due mainly to increases in utilities costs and equipment maintenance and repairs, partially offset by reduced cleaning expenses.

•Other noninterest expense decreased by $2.4 million, or 9.7%, due primarily to a one-time credit of $1.1 million on debit card expenses, as well as reduced director equity compensation and consultant fees, partially offset by increased software and subscriptions costs.

The Company’s tax rate for the third quarter of 2024 decreased slightly to 22.35%, compared to 22.69% for the prior quarter.

ASSET QUALITY

The third quarter provision for credit losses was $19.5 million as compared to $4.3 million for the second quarter of 2024, primarily attributable to a reserve allocation associated with one commercial real estate loan from a previously acquired bank that migrated to nonperforming status during the quarter. As such, nonperforming loans increased to $104.2 million at September 30, 2024, as compared to $57.5 million at June 30, 2024, representing 0.73% and 0.40% of total loans at each respective period. Net charge-offs increased to $6.7 million for the third quarter of 2024, as compared to $339,000 for the prior quarter, representing 0.18% and 0.01%, respectfully, of average loans annualized. Net charge-offs for the third quarter were primarily driven by the partial charge-off of one commercial and industrial loan which had been previously reserved for. Delinquencies as a percentage of total loans decreased 4 basis points from the prior quarter to 0.33% at September 30, 2024.

The allowance for credit losses on total loans increased to $163.7 million at September 30, 2024 compared to $150.9 million at June 30, 2024, and represented 1.14% and 1.05% of total loans, at September 30, 2024 and June 30, 2024, respectively.

CONFERENCE CALL INFORMATION

Jeffrey Tengel, Chief Executive Officer, and Mark Ruggiero, Chief Financial Officer and Executive Vice President of Consumer Lending, will host a conference call to discuss third quarter earnings at 10:00 a.m. Eastern Time on Friday, October 18, 2024. Internet access to the call is available on the Company’s website at https://INDB.RocklandTrust.com or via telephonic access by dial-in at 1-888-336-7153 reference: INDB. A replay of the call will be available by calling 1-877-344-7529, Replay Conference Number: 8729400 and will be available through October 25, 2024. Additionally, a webcast replay will be available on the Company’s website until October 15, 2025.

ABOUT INDEPENDENT BANK CORP.

    Independent Bank Corp. (NASDAQ Global Select Market: INDB) is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. With retail branches in Eastern Massachusetts and Worcester County as well as commercial banking and investment management offices in Massachusetts and Rhode Island, Rockland Trust offers a wide range of banking, investment, and insurance services to individuals, families, and businesses. The Bank also offers a full suite of mobile, online, and telephone banking services. Rockland Trust is an FDIC member and an Equal Housing Lender.
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•adverse economic conditions in the regional and local economies within the New England region and the Company’s market area;
•events impacting the financial services industry, including high profile bank failures, and any resulting decreased confidence in banks among depositors, investors, and other counterparties, as well as competition for deposits, significant disruption, volatility and depressed valuations of equity and other securities of banks in the capital markets;
•the effects to the Company of an increasingly competitive labor market, including the possibility that the Company will have to devote significant resources to attract and retain qualified personnel;
•the instability or volatility in financial markets and unfavorable domestic or global general economic, political or business conditions, whether caused by geopolitical concerns, including the Russia/Ukraine conflict, the conflict in Israel and surrounding areas and the possible expansion of such conflicts, political and policy uncertainties with the approach of the U.S. presidential election, changes in U.S. and international trade policies, or other factors, and the potential impact of such factors on the Company and its customers, including the potential for decreases in deposits and loan demand, unanticipated loan delinquencies, loss of collateral and decreased service revenues;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on the Company’s local economies or the Company's business caused by adverse weather conditions and natural disasters, changes in climate, public health crises or other external events and any actions taken by governmental authorities in response to any such events;
•adverse changes or volatility in the local real estate market;
•changes in interest rates and any resulting impact on interest earning assets and/or interest bearing liabilities, the level of voluntary prepayments on loans and the receipt of payments on mortgage-backed securities, decreased loan demand or increased difficulty in the ability of borrowers to repay variable rate loans;
•acquisitions may not produce results at levels or within time frames originally anticipated and may result in unforeseen integration issues or impairment of goodwill and/or other intangibles;
•the effect of laws, regulations, new requirements or expectations, or additional regulatory oversight in the highly regulated financial services industry, including as a result of intensified regulatory scrutiny in the aftermath of regional bank failures and the resulting need to invest in technology to meet heightened regulatory expectations, increased costs of compliance or required adjustments to strategy;
•changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;
•higher than expected tax expense, including as a result of failure to comply with general tax laws and changes in tax laws;

•increased competition in the Company’s market areas, including competition that could impact deposit gathering, retention of deposits and the cost of deposits, increased competition due to the demand for innovative products and service offerings, and competition from non-depository institutions which may be subject to fewer regulatory constraints and lower cost structures;
•a deterioration in the conditions of the securities markets;
•a deterioration of the credit rating for U.S. long-term sovereign debt or uncertainties surrounding the federal budget;
•inability to adapt to changes in information technology, including changes to industry accepted delivery models driven by a migration to the internet as a means of service delivery, including any inability to effectively implement new technology-driven products, such as artificial intelligence;
•electronic or other fraudulent activity within the financial services industry, especially in the commercial banking sector;
•adverse changes in consumer spending and savings habits;
•the effect of laws and regulations regarding the financial services industry, including the need to invest in technology to meet heightened regulatory expectations or introduction of new requirements or expectations resulting in increased costs of compliance or required adjustments to strategy;
•changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business and the associated costs of such changes;
•the Company’s potential judgments, claims, damages, penalties, fines and reputational damage resulting from pending or future litigation and regulatory and government actions;
•changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters;
•operational risks related to the Company and its customers’ reliance on information technology; cyber threats, attacks, intrusions, and fraud; and outages or other issues impacting the Company or its third party service providers which could lead to interruptions or disruptions of the Company’s operating systems, including systems that are customer facing, and adversely impact the Company’s business;
•any unexpected material adverse changes in the Company’s operations or earnings.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements as the Company’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.

    This press release and the appendices attached to it contain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information may include operating net income and operating earnings per share (“EPS”), operating return on average assets, operating return on average common equity, operating return on average tangible common equity, core net interest margin (“core margin”), tangible book value per share and the tangible common equity ratio.

Management reviews its core margin to determine any items that may impact the net interest margin that may be one-time in nature or not reflective of its core operating environment, such as significant purchase accounting adjustments or other adjustments such as nonaccrual interest reversals/recoveries and prepayment penalties. Management believes that adjusting for these items to arrive at a core margin provides additional insight into the operating environment and how management decisions impact the net interest margin.

    Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing stockholders’ equity less goodwill and identifiable intangible assets, or

“tangible common equity,” by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by “tangible assets,” defined as total assets less goodwill and other intangibles), and return on average tangible common equity (which is computed by dividing net income by average tangible common equity). The Company has included information on tangible book value per share, the tangible common equity ratio and return on average tangible common equity because management believes that investors may find it useful to have access to the same analytical tools used by management.  As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles.  Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

    These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating net income, operating EPS, operating return on average assets, operating return on average common equity, core margin, tangible book value per share and the tangible common equity ratio, are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Contacts:

Jeffrey Tengel
President and Chief Executive Officer
(781) 982-6144

Mark J. Ruggiero
Chief Financial Officer and
Executive Vice President of Consumer Lending
(781) 982-6281

Category: Earnings Releases

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
CONSOLIDATED BALANCE SHEETS
(Unaudited, dollars in thousands)				% Change	% Change
	September 30 2024	June 30 2024	September 30 2023	Sept 2024 vs.	Sept 2024 vs.
				Jun 2024	Sept 2023
Assets
Cash and due from banks	$198,987	$192,845	$176,930	3.18%	12.47%
Interest-earning deposits with banks	225,465	121,036	43,198	86.28%	421.93%
Securities
Trading	4,410	4,384	4,476	0.59%	(1.47)%
Equities	21,639	21,028	21,475	2.91%	0.76%
Available for sale	1,247,211	1,220,656	1,353,744	2.18%	(7.87)%
Held to maturity	1,492,315	1,519,655	1,594,279	(1.80)%	(6.40)%
Total securities	2,765,575	2,765,723	2,973,974	(0.01)%	(7.01)%
Loans held for sale	16,259	17,850	3,998	(8.91)%	306.68%
Loans
Commercial and industrial	1,577,861	1,602,752	1,653,003	(1.55)%	(4.55)%
Commercial real estate	8,162,020	8,151,805	7,896,230	0.13%	3.37%
Commercial construction	742,042	786,743	965,442	(5.68)%	(23.14)%
Small business	270,018	269,270	245,335	0.28%	10.06%
Total commercial	10,751,941	10,810,570	10,760,010	(0.54)%	(0.07)%
Residential real estate	2,441,859	2,439,646	2,338,102	0.09%	4.44%
Home equity - first position	498,193	504,403	529,938	(1.23)%	(5.99)%
Home equity - subordinate positions	632,242	612,404	565,617	3.24%	11.78%
Total consumer real estate	3,572,294	3,556,453	3,433,657	0.45%	4.04%
Other consumer	36,572	33,919	30,568	7.82%	19.64%
Total loans	14,360,807	14,400,942	14,224,235	(0.28)%	0.96%
Less: allowance for credit losses	(163,696)	(150,859)	(140,569)	8.51%	16.45%
Net loans	14,197,111	14,250,083	14,083,666	(0.37)%	0.81%
Federal Home Loan Bank stock	29,926	32,738	43,878	(8.59)%	(31.80)%
Bank premises and equipment, net	192,197	191,303	191,560	0.47%	0.33%
Goodwill	985,072	985,072	985,072	—%	—%
Other intangible assets	13,701	15,161	19,825	(9.63)%	(30.89)%
Cash surrender value of life insurance policies	302,132	300,111	295,670	0.67%	2.19%
Other assets	481,692	539,115	550,338	(10.65)%	(12.47)%
Total assets	$19,408,117	$19,411,037	$19,368,109	(0.02)%	0.21%
Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing demand deposits	$4,519,492	$4,418,891	$4,796,148	2.28%	(5.77)%
Savings and interest checking	5,188,303	5,241,154	5,398,322	(1.01)%	(3.89)%
Money market	2,969,809	3,058,109	2,852,293	(2.89)%	4.12%
Time certificates of deposit	2,763,419	2,691,433	2,012,763	2.67%	37.29%
Total deposits	15,441,023	15,409,587	15,059,526	0.20%	2.53%
Borrowings
Federal Home Loan Bank borrowings	600,521	630,527	887,548	(4.76)%	(32.34)%
Junior subordinated debentures, net	62,859	62,859	62,857	—%	—%
Subordinated debentures, net	—	—	49,957	nm	(100.00)%
Total borrowings	663,380	693,386	1,000,362	(4.33)%	(33.69)%
Total deposits and borrowings	16,104,403	16,102,973	16,059,888	0.01%	0.28%
Other liabilities	326,566	388,815	422,813	(16.01)%	(22.76)%
Total liabilities	16,430,969	16,491,788	16,482,701	(0.37)%	(0.31)%
Stockholders’ equity
Common stock	423	423	440	—%	(3.86)%
Additional paid in capital	1,907,012	1,904,869	1,999,448	0.11%	(4.62)%

Retained earnings	1,146,915	1,128,182	1,046,266	1.66%	9.62%
Accumulated other comprehensive loss, net of tax	(77,202)	(114,225)	(160,746)	(32.41)%	(51.97)%
Total stockholders' equity	2,977,148	2,919,249	2,885,408	1.98%	3.18%
Total liabilities and stockholders’ equity	$19,408,117	$19,411,037	$19,368,109	(0.02)%	0.21%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Three Months Ended
				% Change	% Change
	September 30 2024	June 30 2024	September 30 2023	Sept 2024 vs.	Sept 2024 vs.
				Jun 2024	Sept 2023
Interest income
Interest on federal funds sold and short-term investments	$1,635	$397	$905	311.84%	80.66%
Interest and dividends on securities	14,065	13,994	14,818	0.51%	(5.08)%
Interest and fees on loans	200,597	197,274	187,145	1.68%	7.19%
Interest on loans held for sale	227	199	60	14.07%	278.33%
Total interest income	216,524	211,864	202,928	2.20%	6.70%
Interest expense
Interest on deposits	66,985	61,469	40,713	8.97%	64.53%
Interest on borrowings	7,836	12,469	12,335	(37.16)%	(36.47)%
Total interest expense	74,821	73,938	53,048	1.19%	41.04%
Net interest income	141,703	137,926	149,880	2.74%	(5.46)%
Provision for credit losses	19,500	4,250	5,500	358.82%	254.55%
Net interest income after provision for credit losses	122,203	133,676	144,380	(8.58)%	(15.36)%
Noninterest income
Deposit account fees	6,779	6,332	5,936	7.06%	14.20%
Interchange and ATM fees	4,970	4,753	4,808	4.57%	3.37%
Investment management and advisory	11,033	10,987	10,246	0.42%	7.68%
Mortgage banking income	972	1,320	739	(26.36)%	31.53%
Increase in cash surrender value of life insurance policies	2,006	2,000	1,983	0.30%	1.16%
Gain on life insurance benefits	—	—	1,924	nm	(100.00)%
Loan level derivative income	1,125	473	842	137.84%	33.61%
Other noninterest income	6,664	6,465	7,065	3.08%	(5.68)%
Total noninterest income	33,549	32,330	33,543	3.77%	0.02%
Noninterest expenses
Salaries and employee benefits	60,108	57,162	54,797	5.15%	9.69%
Occupancy and equipment expenses	12,734	12,472	12,321	2.10%	3.35%
Data processing and facilities management	2,510	2,405	2,404	4.37%	4.41%
FDIC assessment	2,628	2,694	2,727	(2.45)%	(3.63)%
Other noninterest expenses	22,463	24,881	25,533	(9.72)%	(12.02)%
Total noninterest expenses	100,443	99,614	97,782	0.83%	2.72%
Income before income taxes	55,309	66,392	80,141	(16.69)%	(30.99)%
Provision for income taxes	12,362	15,062	19,333	(17.93)%	(36.06)%
Net Income	$42,947	$51,330	$60,808	(16.33)%	(29.37)%

Weighted average common shares (basic)	42,481,441	42,468,658	44,135,487
Common share equivalents	11,622	4,308	11,417
Weighted average common shares (diluted)	42,493,063	42,472,966	44,146,904

Basic earnings per share	$1.01	$1.21	$1.38	(16.53)%	(26.81)%
Diluted earnings per share	$1.01	$1.21	$1.38	(16.53)%	(26.81)%

Performance ratios
Net interest margin (FTE)	3.29%	3.25%	3.47%
Return on average assets (calculated by dividing net income by average assets) (GAAP)	0.88%	1.07%	1.25%
Return on average common equity (calculated by dividing net income by average common equity) (GAAP)	5.75%	7.10%	8.35%
Return on average tangible common equity (Non-GAAP) (calculated by dividing net income by average tangible common equity)	8.67%	10.83%	12.81%
Noninterest income as a % of total revenue (GAAP) (calculated by dividing total noninterest income by net interest income plus total noninterest income)	19.14%	18.99%	18.29%
Efficiency ratio (GAAP) (calculated by dividing total noninterest expense by total revenue)	57.31%	58.51%	53.31%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, dollars in thousands, except per share data)
	Nine Months Ended
			% Change
	September 30 2024	September 30 2023	Sept 2024 vs.
			Sept 2023

Interest income
Interest on federal funds sold and short-term investments	$2,515	$4,882	(48.48)%
Interest and dividends on securities	42,291	45,711	(7.48)%
Interest and fees on loans	591,097	537,830	9.90%
Interest on loans held for sale	530	133	298.50%
Total interest income	636,433	588,556	8.13%
Interest expense
Interest on deposits	182,774	95,297	91.79%
Interest on borrowings	36,591	31,835	14.94%
Total interest expense	219,365	127,132	72.55%
Net interest income	417,068	461,424	(9.61)%
Provision for credit losses	28,750	17,750	61.97%
Net interest income after provision for credit losses	388,318	443,674	(12.48)%
Noninterest income
Deposit account fees	19,339	17,360	11.40%
Interchange and ATM fees	14,175	13,470	5.23%
Investment management and advisory	31,961	30,373	5.23%
Mortgage banking income	3,088	1,717	79.85%
Increase in cash surrender value of life insurance policies	5,934	5,777	2.72%
Gain on life insurance benefits	263	2,111	(87.54)%
Loan level derivative income	1,678	2,525	(33.54)%
Other noninterest income	19,384	19,209	0.91%
Total noninterest income	95,822	92,542	3.54%
Noninterest expenses
Salaries and employee benefits	174,444	165,747	5.25%
Occupancy and equipment expenses	38,673	37,528	3.05%
Data processing and facilities management	7,398	7,461	(0.84)%
FDIC assessment	8,304	8,011	3.66%
Other noninterest expenses	71,125	73,251	(2.90)%
Total noninterest expenses	299,944	291,998	2.72%
Income before income taxes	184,196	244,218	(24.58)%
Provision for income taxes	42,149	59,519	(29.18)%
Net Income	$142,047	$184,699	(23.09)%

Weighted average common shares (basic)	42,501,199	44,419,731

Common share equivalents	9,602	12,851
Weighted average common shares (diluted)	42,510,801	44,432,582

Basic earnings per share	$3.34	$4.16	(19.71)%
Diluted earnings per share	$3.34	$4.16	(19.71)%

Performance ratios
Net interest margin (FTE)	3.26%	3.60%
Return on average assets (GAAP) (calculated by dividing net income by average assets)	0.98%	1.28%
Return on average common equity (GAAP) (calculated by dividing net income by average common equity)	6.49%	8.58%
Return on average tangible common equity (Non-GAAP) (calculated by dividing net income by average tangible common equity)	9.86%	13.21%
Noninterest income as a % of total revenue (GAAP) (calculated by dividing total noninterest income by net interest income plus total noninterest income)	18.68%	16.71%
Efficiency ratio (GAAP) (calculated by dividing total noninterest expense by total revenue)	58.48%	52.71%

nm = not meaningful

ASSET QUALITY
(Unaudited, dollars in thousands)	Nonperforming Assets At
	September 30 2024	June 30 2024	September 30 2023
Nonperforming loans
Commercial & industrial loans	$12,027	$17,793	$2,953
Commercial real estate loans	77,951	23,479	23,867
Small business loans	501	437	372
Residential real estate loans	9,744	10,629	8,493
Home equity	3,992	5,090	3,411
Other consumer	33	23	75
Total nonperforming loans	104,248	57,451	39,171
Other real estate owned	110	110	110
Total nonperforming assets	$104,358	$57,561	$39,281

Nonperforming loans/gross loans	0.73%	0.40%	0.28%
Nonperforming assets/total assets	0.54%	0.30%	0.20%
Allowance for credit losses/nonperforming loans	157.03%	262.59%	358.86%
Allowance for credit losses/total loans	1.14%	1.05%	0.99%
Delinquent loans/total loans	0.33%	0.37%	0.22%

	Nonperforming Assets Reconciliation for the Three Months Ended
	September 30 2024	June 30 2024	September 30 2023

Nonperforming assets beginning balance	$57,561	$57,051	$45,812
New to nonperforming	57,197	6,201	3,455
Loans charged-off	(7,006)	(808)	(6,018)
Loans paid-off	(2,306)	(3,458)	(2,915)
Loans restored to performing status	(1,058)	(1,429)	(1,428)
Other	(30)	4	375
Nonperforming assets ending balance	$104,358	$57,561	$39,281

	Net Charge-Offs (Recoveries)
	Three Months Ended			Nine Months Ended
	September 30 2024	June 30 2024	September 30 2023	September 30 2024	September 30 2023
Net charge-offs (recoveries)
Commercial and industrial loans	$5,883	$(2)	$(111)	$5,796	$23,339
Commercial real estate loans	—	—	5,072	—	5,072
Small business loans	160	48	77	278	125
Home equity	24	(137)	(12)	(246)	(38)
Other consumer	596	430	552	1,448	1,102
Total net charge-offs	$6,663	$339	$5,578	$7,276	$29,600

Net charge-offs to average loans (annualized)	0.18%	0.01%	0.16%	0.07%	0.28%

BALANCE SHEET AND CAPITAL RATIOS
	September 30 2024	June 30 2024	September 30 2023
Gross loans/total deposits	93.00%	93.45%	94.45%
Common equity tier 1 capital ratio (1)	14.59%	14.40%	14.41%
Tier 1 leverage capital ratio (1)	11.22%	11.09%	11.12%
Common equity to assets ratio GAAP	15.34%	15.04%	14.90%
Tangible common equity to tangible assets ratio (2)	10.75%	10.42%	10.24%
Book value per share GAAP	$70.08	$68.74	$65.37
Tangible book value per share (2)	$46.57	$45.19	$42.60
(1) Estimated number for September 30, 2024.
(2) See Appendix A for detailed reconciliation from GAAP to Non-GAAP ratios.

INDEPENDENT BANK CORP. SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited, dollars in thousands)	Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate
Interest-earning assets
Interest-earning deposits with banks, federal funds sold, and short term investments	$129,827	$1,635	5.01%	$47,598	$397	3.35%	$89,449	$905	4.01%
Securities
Securities - trading	4,366	—	—%	4,739	—	—%	4,546	—	—%
Securities - taxable investments	2,761,758	14,064	2.03%	2,793,145	13,992	2.01%	3,000,736	14,817	1.96%
Securities - nontaxable investments (1)	194	1	2.05%	189	2	4.26%	188	1	2.11%
Total securities	$2,766,318	$14,065	2.02%	$2,798,073	$13,994	2.01%	$3,005,470	$14,818	1.96%
Loans held for sale	15,208	227	5.94%	12,610	199	6.35%	4,072	60	5.85%
Loans
Commercial and industrial (1)	1,585,801	28,834	7.23%	1,583,858	28,305	7.19%	1,682,000	30,739	7.25%
Commercial real estate (1)	8,170,031	107,735	5.25%	8,112,683	104,449	5.18%	7,823,525	94,861	4.81%
Commercial construction	749,009	13,778	7.32%	834,876	15,451	7.44%	1,007,814	16,829	6.62%
Small business	270,486	4,486	6.60%	265,273	4,376	6.63%	240,782	3,752	6.18%
Total commercial	10,775,327	154,833	5.72%	10,796,690	152,581	5.68%	10,754,121	146,181	5.39%
Residential real estate	2,443,488	26,917	4.38%	2,427,635	26,472	4.39%	2,276,882	23,197	4.04%
Home equity	1,122,750	19,372	6.86%	1,109,979	18,826	6.82%	1,093,479	18,313	6.64%
Total consumer real estate	3,566,238	46,289	5.16%	3,537,614	45,298	5.15%	3,370,361	41,510	4.89%
Other consumer	35,331	665	7.49%	31,019	593	7.69%	30,775	608	7.84%
Total loans	$14,376,896	$201,787	5.58%	$14,365,323	$198,472	5.56%	$14,155,257	$188,299	5.28%
Total interest-earning assets	$17,288,249	$217,714	5.01%	$17,223,604	$213,062	4.98%	$17,254,248	$204,082	4.69%
Cash and due from banks	182,151			178,558			184,003
Federal Home Loan Bank stock	30,513			41,110			38,252
Other assets	1,839,389			1,876,081			1,859,099
Total assets	$19,340,302			$19,319,353			$19,335,602
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$5,163,567	$17,978	1.39%	$5,166,340	$16,329	1.27%	$5,393,209	$11,860	0.87%
Money market	2,998,672	18,986	2.52%	2,909,503	17,409	2.41%	2,945,450	13,709	1.85%
Time deposits	2,740,982	30,021	4.36%	2,579,336	27,731	4.32%	1,860,440	15,144	3.23%
Total interest-bearing deposits	$10,903,221	$66,985	2.44%	$10,655,179	$61,469	2.32%	$10,199,099	$40,713	1.58%
Borrowings
Federal Home Loan Bank borrowings	623,053	6,692	4.27%	957,268	11,329	4.76%	869,646	10,568	4.82%
Junior subordinated debentures	62,859	1,144	7.24%	62,859	1,140	7.29%	62,857	1,150	7.26%
Subordinated debentures	—	—	—%	—	—	—%	49,944	617	4.90%
Total borrowings	$685,912	$7,836	4.54%	$1,020,127	$12,469	4.92%	$982,447	$12,335	4.98%
Total interest-bearing liabilities	$11,589,133	$74,821	2.57%	$11,675,306	$73,938	2.55%	$11,181,546	$53,048	1.88%
Noninterest-bearing demand deposits	4,442,858			4,360,897			4,883,009
Other liabilities	339,075			375,629			381,483
Total liabilities	$16,371,066			$16,411,832			$16,446,038
Stockholders’ equity	2,969,236			2,907,521			2,889,564

Total liabilities and stockholders’ equity	$19,340,302			$19,319,353			$19,335,602

Net interest income		$142,893			$139,124			$151,034

Interest rate spread (2)			2.44%			2.43%			2.81%

Net interest margin (3)			3.29%			3.25%			3.47%

Supplemental Information
Total deposits, including demand deposits	$15,346,079	$66,985		$15,016,076	$61,469		$15,082,108	$40,713
Cost of total deposits			1.74%			1.65%			1.07%
Total funding liabilities, including demand deposits	$16,031,991	$74,821		$16,036,203	$73,938		$16,064,555	$53,048
Cost of total funding liabilities			1.86%			1.85%			1.31%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis was $1.2 million for each of the three months ended September 30, 2024, June 30, 2024, and September 30, 2023, respectively, determined by applying the Company’s marginal tax rates in effect during each respective quarter.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

	Nine Months Ended
	September 30, 2024			September 30, 2023
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
Interest-earning assets
Interest earning deposits with banks, federal funds sold, and short term investments	$76,199	$2,515	4.41%	$144,558	$4,882	4.52%
Securities
Securities - trading	4,627	—	—%	4,377	—	—%
Securities - taxable investments	2,807,287	42,287	2.01%	3,062,745	45,707	2.00%
Securities - nontaxable investments (1)	191	5	3.50%	191	5	3.50%
Total securities	$2,812,105	$42,292	2.01%	$3,067,313	$45,712	1.99%
Loans held for sale	11,651	530	6.08%	3,180	133	5.59%
Loans
Commercial and industrial (1)	1,576,580	84,746	7.18%	1,662,459	86,762	6.98%
Commercial real estate (1)	8,131,317	314,260	5.16%	7,800,173	276,255	4.74%
Commercial construction	808,570	44,650	7.38%	1,061,847	50,508	6.36%
Small business	264,283	13,022	6.58%	231,299	10,472	6.05%
Total commercial	10,780,750	456,678	5.66%	10,755,778	423,997	5.27%
Residential real estate	2,429,963	79,472	4.37%	2,163,130	63,498	3.92%
Home equity	1,109,245	56,642	6.82%	1,092,304	51,951	6.36%
Total consumer real estate	3,539,208	136,114	5.14%	3,255,434	115,449	4.74%
Other consumer	32,350	1,867	7.71%	30,885	1,751	7.58%
Total loans	$14,352,308	$594,659	5.53%	$14,042,097	$541,197	5.15%
Total interest-earning assets	$17,252,263	$639,996	4.96%	$17,257,148	$591,924	4.59%
Cash and due from banks	179,414			181,380
Federal Home Loan Bank stock	39,576			32,615
Other assets	1,841,696			1,843,564
Total assets	$19,312,949			$19,314,707
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$5,165,252	$49,163	1.27%	$5,545,951	$28,758	0.69%
Money market	2,917,693	52,386	2.40%	3,079,942	36,433	1.58%
Time deposits	2,539,915	81,225	4.27%	1,596,889	30,106	2.52%
Total interest-bearing deposits	$10,622,860	$182,774	2.30%	$10,222,782	$95,297	1.25%
Borrowings
Federal Home Loan Bank borrowings	920,781	32,652	4.74%	747,640	26,788	4.79%
Junior subordinated debentures	62,859	3,431	7.29%	62,856	3,195	6.80%
Subordinated debentures	13,501	508	5.03%	49,921	1,852	4.96%
Total borrowings	$997,141	$36,591	4.90%	$860,417	$31,835	4.95%
Total interest-bearing liabilities	$11,620,001	$219,365	2.52%	$11,083,199	$127,132	1.53%
Noninterest-bearing demand deposits	4,414,392			4,990,869
Other liabilities	354,038			363,989
Total liabilities	$16,388,431			$16,438,057
Stockholders’ equity	2,924,518			2,876,650
Total liabilities and stockholders’ equity	$19,312,949			$19,314,707

Net interest income		$420,631			$464,792

Interest rate spread (2)			2.44%			3.06%

Net interest margin (3)			3.26%			3.60%

Supplemental Information
Total deposits, including demand deposits	$15,037,252	$182,774		$15,213,651	$95,297
Cost of total deposits			1.62%			0.84%
Total funding liabilities, including demand deposits	$16,034,393	$219,365		$16,074,068	$127,132
Cost of total funding liabilities			1.83%			1.06%
(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis was $3.6 million and $3.4 million for the nine months ended September 30, 2024 and 2023, respectively.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

Certain amounts in prior year financial statements have been reclassified to conform to the current year’s presentation.

APPENDIX A: NON-GAAP Reconciliation of Balance Sheet Metrics

(Unaudited, dollars in thousands, except per share data)

    The following table summarizes the calculation of the Company’s tangible common equity to tangible assets ratio and tangible book value per share, at the dates indicated:

	September 30 2024	June 30 2024	September 30 2023
Tangible common equity	(Dollars in thousands, except per share data)
Stockholders’ equity (GAAP)	$2,977,148	$2,919,249	$2,885,408	(a)
Less: Goodwill and other intangibles	998,773	1,000,233	1,004,897
Tangible common equity (Non-GAAP)	$1,978,375	$1,919,016	$1,880,511	(b)
Tangible assets
Assets (GAAP)	$19,408,117	$19,411,037	$19,368,109	(c)
Less: Goodwill and other intangibles	998,773	1,000,233	1,004,897
Tangible assets (Non-GAAP)	$18,409,344	$18,410,804	$18,363,212	(d)

Common Shares	42,480,765	42,469,867	44,141,973	(e)

Common equity to assets ratio (GAAP)	15.34%	15.04%	14.90%	(a/c)
Tangible common equity to tangible assets ratio (Non-GAAP)	10.75%	10.42%	10.24%	(b/d)
Book value per share (GAAP)	$70.08	$68.74	$65.37	(a/e)
Tangible book value per share (Non-GAAP)	$46.57	$45.19	$42.60	(b/e)

APPENDIX B: Non-GAAP Reconciliation of Earnings Metrics

(Unaudited, dollars in thousands)

    The following table summarizes the calculation of the Company’s return on average tangible common equity for the periods indicated:

	Three Months Ended			Nine Months Ended
	September 30 2024	June 30 2024	September 30 2023	September 30 2024	September 30 2023
Net income (GAAP)	$42,947	$51,330	$60,808	$142,047	$184,699

Average common equity (GAAP)	$2,969,236	$2,907,521	$2,889,564	$2,924,518	$2,876,650
Less: Average goodwill and other intangibles	999,604	1,000,972	1,005,778	1,001,022	1,007,526
Tangible average tangible common equity (Non-GAAP)	$1,969,632	$1,906,549	$1,883,786	$1,923,496	$1,869,124

Return on average tangible common equity (Non-GAAP) (calculated by dividing annualized net income by average tangible common equity)	8.67%	10.83%	12.81%	9.86%	13.21%

APPENDIX C: Net Interest Margin Analysis & Non-GAAP Reconciliation of Core Margin

	Three Months Ended
	September 30, 2024			June 30, 2024
	Volume	Interest	Margin Impact	Volume	Interest	Margin Impact
	(Dollars in thousands)
Reported total interest earning assets	$17,288,249	$142,893	3.29%	$17,223,604	$139,124	3.25%
Acquisition fair value marks:
Loan accretion		(171)	—%		(74)	—%

Nonaccrual interest, net		(156)	—%		(131)	—%

Other noncore adjustments	(3,523)	(145)	—%	(4,020)	(499)	(0.01)%

Core margin (Non-GAAP)	$17,284,726	$142,421	3.29%	$17,219,584	$138,420	3.24%